Exhibit 4.3
VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”), dated as of August 26, 2010, is between Bakers Footwear Group, Inc., a Missouri corporation (the “Company”), Peter A. Edison (“Edison”) and Steven Madden, Ltd., a Delaware corporation (the “Investor”).
Background
     The Company and the Investor are entering into a Debenture and Stock Purchase Agreement (the “Purchase Agreement”) dated as of August 26, 2010 (the “Effective Date”), pursuant to which the Company desires to sell to the Investor and the Investor desires to purchase from the Company shares of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), and notes in the aggregate principal amount of $5,000,000. A condition to the Company’s obligations under the Purchase Agreement is that the Investor enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
     1. Definitions.
          (a) “Affiliate” shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          (b) “Matter” shall mean any item that comes before the holders of Voting Securities at a regular, annual, or special meeting, or any adjournment thereof, of holders of Voting Securities, or that comes before them by written consent, whether for majority, plurality, unanimous or other vote, and whether or not duly announced by notice or agenda. “Matter” shall include, but not be limited to: the election of directors, the calling, postponement, or adjournment of meetings; the sale of the Company’s stock or assets; any merger, consolidation, dissolution, liquidation or business combination of the Company; the adoption of amendments to the Company’s articles of incorporation or bylaws; any change in the authorized capital structure of the Company or of the classes or series of shares authorized or of the rights, privileges and preferences thereof; the issuance of debt securities of the Company; the adoption of any employee benefit or incentive plan, the selection or approval of independent public accountants, or the execution of a loan or line of credit agreement by the Company.
          (c) The Investor shall be deemed to “Own” or to have acquired “Ownership” of or to be the “Owner” of a security if such Investor or an Affiliate of the Investor: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

          (d) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
          (e) “Voting Securities” shall mean all shares of Common Stock and any other securities of the Company or any of its successors entitled to vote generally in the election of directors, and securities exercisable for and convertible into such securities, in each case now or hereafter outstanding, that are Owned by the Investor.
     2. Voting. With respect to all Matters, the Investor will vote (or cause to be voted) all Voting Securities in the same manner as Peter A. Edison. As soon as reasonably practicable prior to a regular, annual, or special meeting of holders of Voting Securities in which a Matter will come before such holders (including by written consent), Peter A. Edison shall notify Investor (by means of communication which shall be in Peter A. Edison’s sole discretion and may include, without limitation, electronic mail) how Peter A. Edison intends to vote with respect to each such Matter.
     3. Term. The term of this Agreement shall commence on the Effective Date and shall remain in full force and effect until the earlier of the date that (a) Peter A. Edison is no longer Chief Executive Officer of the Company and (b) Investor no longer Owns any Voting Securities.
     4. Remedies.
          (a) Irrevocable Proxy. The Investor hereby constitutes and appoints Peter A. Edison, acting solely in his individual capacity, with full power of substitution, as the proxy of Investor with respect to the matters set forth herein, and hereby authorizes him to represent and to vote, if and only if the Investor (i) fails to vote (including, without limitation, due to Peter A. Edison’s failure or inability, due to reasonable circumstances, to timely deliver the notice required by Section 2) or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner which is inconsistent with the terms of this Agreement, all of such Investor’s Voting Securities in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement expires. The Investor hereto hereby revokes any and all previous proxies with respect to the Voting Securities and shall not hereafter, unless and until this Agreement expires, purport to grant any other proxy or power of attorney with respect to any of the Voting Securities, deposit any of the Voting Securities into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Voting Securities, in each case, with respect to any of the matters set forth herein.
          (b) Specific Enforcement. The Investor acknowledges and agrees that the Company will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Investor in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the Company shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

          (c) Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
     5. Miscellaneous.
          (a) Amendments, Waivers, Etc. This Agreement may not be amended or otherwise modified, except by a written document executed by the parties hereto.
          (b) Transfers. Except as contemplated in the Purchase Agreement and that certain Registration Rights Agreement of even date herewith between the Investor and the Company (the “Registration Rights Agreement”), the Investor agrees that until this Agreement ceases to be a binding obligation of the Investor or its permitted successors and assigns, it will not Transfer (as such term is defined in the Purchase Agreement) in any one transaction or series of transactions to a single transferee or group of transferees known to the Investor to be affiliated, any Voting Securities constituting 5% or more of the then outstanding total number of issued and outstanding shares of Common Stock, unless each transferee executes and delivers to the Company an agreement in the form reasonably satisfactory to the Company which binds such transferee to the obligations of the Investor under this Agreement.
          (c) Successors and Assigns; Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding the foregoing, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that if the Investor Transfers any Voting Securities to an Affiliate in accordance with the Purchase Agreement, the Investor may assign its rights, interests and obligations hereunder to any of such Affiliate, provided that the Investor also complies with Section 5(b) of this Agreement.
          (d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any such provision is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
          (e) Legend on Share Certificates. Each certificate representing the Common Stock issued to the Investor shall be endorsed by the Company with a legend reading substantially as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST MAY BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF

THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”
The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Common Stock issued to the Investor to bear the legend required by this Section 5(e), and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing such shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Common Stock to bear the legend required by this Section 5(e) herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.
          (f) Governing Law. This Agreement shall governed by and be construed in accordance with the substantive laws of the State of Missouri applicable to contracts executed and performed entirely within the state by Missouri, without reference to its choice of law rules.
          (g) Consult with Investor. Each of the Company, Edison and Investor shall cooperate fully with one another to achieve the timely filing of any Schedule 13D that may be required and any required amendments to any such Schedule, and each party shall be responsible for the completeness and accuracy of the information concerning such party contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the other party contained therein. Edison or the Company shall provide the Investor with the contents of any proposed filing with the Commission that describes or refers to this Agreement, including but not limited to Schedule 13D and any amendments thereto, at least two Business Days prior to its filing with Commission, and shall obtain the Investor’s consent with respect to such filing, which consent shall not be unreasonably withheld, delayed or conditioned.

     IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

BAKERS FOOTWEAR GROUP, INC.
By:	/s/ Peter A. Edison
	Name:	Peter A. Edison
	Title:	Chairman and Chief Executive Officer

/s/ Peter A. Edison
Peter A. Edison

STEVEN MADDEN LTD.
By:	/s/ Arvind Dharia
	Name:	Arvind Dharia
	Title:	Chief Financial Officer
[Signature Page to Voting Agreement]